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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 8-K

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): March 9, 2001



                         SCIENTIFIC LEARNING CORPORATION
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


              000-24547                                 94-3234458
          (Commission File No.)               (IRS Employer Identification No.)


                        1995 UNIVERSITY AVENUE, SUITE 400
                           BERKELEY, CALIFORNIA 94704
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (510) 665-9700


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ITEM 5.  OTHER EVENTS.

On March 9, 2001, Scientific Learning Corporation (the "Company") entered into a Revolving Loan Agreement among the Company, as borrower, and Fleet National Bank, as lender (the "Loan Agreement"). The Loan Agreement consists of an unsecured revolving credit facility in the principal amount of $15,000,000, expiring October 11, 2002. The Company expects to make its first borrowing under the Loan Agreement within the next month. Borrowings under the Loan Agreement bear interest either at the bank's base rate, or at LIBOR plus 1.00%.

WPV, Inc. ("WPV"), an entity affiliated with Warburg, Pincus Ventures, LP, a substantial stockholder and affiliate of the Company, agreed to provide an Unlimited Guaranty (the "Guaranty") to the bank of the indebtedness of the Company owing under the Loan Agreement, which Guaranty has up to a three year term, and to secure the Guaranty by obtaining a standby letter of credit in the amount of $15,000,000 for the benefit of the bank (the "Letter of Credit"). In consideration for the provision of the Guaranty and the Letter of Credit to the bank by WPV, the Company entered into an Agreement to Issue Warrant and Grant of Security Interest with WPV (the "Warrant Agreement"). Pursuant to the Warrant Agreement, the Company agreed to issue a warrant to purchase 1,375,000 shares of the common stock of the Company to WPV, with an exercise price of $8.00, an exercise period of seven years and a net exercise provision. Additionally, as provided for in the Warrant Agreement, the Company agreed to reimburse WPV for any payments made pursuant to the Guaranty and the Letter of Credit, and to further grant a security interest in all of its tangible and intangible assets to WPV as security for such payment. Under certain conditions set out in the Warrant Agreement, upon the non-renewal of the Loan Agreement and non-payment of amounts owing thereunder by the Company, WPV has agreed not to demand repayment from the Company in connection with payments pursuant to the Guaranty and Letter of Credit until the earlier of March 9, 2004 or the occurrence otherwise of an event of default for the Company under the Loan Agreement. Pursuant to the Warrant Agreement, WPV must: (a) provide the Guaranty for the Credit Line and
(b) until the third anniversary of the initial issuance of the Guaranty, use its reasonable best efforts to deliver a guaranty for a replacement revolving line of credit as the same may be obtained and entered into by the Company following the expiration of the Loan Agreement, so long as such replacement line of credit provides for no less favorable terms to the Company and WPV and does not increase the liability of WPV thereunder and so long as the Company agrees to reimburse WPV for payments made pursuant to such replacement guaranty and grants WPV security with respect to such reimbursement obligation of an amount and type equivalent to that granted to WPV in connection with the Guaranty and the Loan Agreement.

The Loan Agreement contains a number of covenants that, among other things, require the Company to furnish the bank with certain financial information, comply with applicable laws, continue in the same line of business and notify the bank of certain materially adverse events. The Loan Agreement also contains customary events of default, including the failure to pay principal within 5 days of when due or any interest within 30 days of when due or any other amount that becomes due, any representation or warranty being made by the Company being incorrect in any material respect on or as of the date made, a default in the performance of any covenant which continues for more than thirty days, default in certain other indebtedness, the failure of WPV to comply with covenants provided in the Guaranty, the failure of Warburg, Pincus Ventures, L.P. to own directly or indirectly WPV, and certain insolvency events and


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certain change of control events for the Company. The Company does not expect that these covenants will materially impact the ability of the Company to operate its business.


ITEM 7. EXHIBITS.

         4.4 Amendment No. 1 By and Among Scientific Learning Corporation, Warburg, Pincus Ventures, L.P. and WPV, Inc., Effective as of March 9, 2001 to Amended and Restated Registration Rights Agreement Entered Into as of December 30, 1998
         99.1 Revolving Loan Agreement dated as of March 9, 2001 by and between Scientific Learning Corporation and Fleet National Bank
         99.2 Agreement to Issue Warrant and Grant of Security Interest dated as of March 9, 2001 by and between Scientific Learning Corporation and WPV, Inc.
         99.3 Warrant to Purchase 1,375,000 Shares of Common Stock of Scientific Learning Corporation
         99.4 Press Release, dated as of March 12, 2001 entitled "Scientific Learning Receives $15 Million Line of Credit from Fleet Bank."


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SCIENTIFIC LEARNING CORPORATION



Dated:  March 12, 2001                  By: /s/ Jane A. Freeman
                                            ------------------------------------
                                              JANE A. FREEMAN
                                              CHIEF FINANCIAL OFFICER


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                                INDEX TO EXHIBITS


         4.4 Amendment No. 1 By and Among Scientific Learning Corporation, Warburg, Pincus Ventures, L.P. and WPV, Inc., Effective as of March 9, 2001 to Amended and Restated Registration Rights Agreement Entered Into as of December 30, 1998
         99.1 Revolving Loan Agreement dated as of March 9, 2001 by and between Scientific Learning Corporation and Fleet National Bank
         99.2 Agreement to Issue Warrant and Grant of Security Interest dated as of March 9, 2001 by and between Scientific Learning Corporation and WPV, Inc.
         99.3 Warrant to Purchase 1,375,000 Shares of Common Stock of Scientific Learning Corporation
         99.4 Press Release, dated as of March 12, 2001 entitled "Scientific Learning Receives $15 Million Line of Credit from Fleet Bank."


                                       4.